Exhibit 99.1

                           MERITAGE [LOGO] CORPORATION
                   LISTED ON THE NEW YORK STOCK EXCHANGE - MTH
--------------------------------------------------------------------------------

                                  PRESS RELEASE
              A DYNAMIC GROWTH COMPANY IN THE HOME BUILDING SECTOR

Contacts: ARIZONA:                       TEXAS:                          NEW YORK:
          Larry Seay                     Jane Hays                       Chris Tofalli
          CFO & Vice President-Finance   Vice President-Corp. Develop.   Broadgate Consultants
          (480) 609-3330                 (972) 612-8085                  (212) 232-2222

                   MERITAGE ANNOUNCES RECORD 1ST QUARTER 2003

                        NEW ORDERS, CLOSINGS AND BACKLOG

          *    1,582 NEW HOMES ORDERED IN Q1 - UP 36% FROM 2002
          *    1,136 HOMES CLOSED IN Q1 - UP 50% FROM 2002
          *    2,516 HOMES IN BACKLOG AT MARCH 31, 2003 - UP 26% FROM 2002

     DALLAS AND SCOTTSDALE, ARIZONA (APRIL 9, 2003) - MERITAGE CORPORATION (NYSE: MTH) today announced record levels of new orders, closings and backlog for the first quarter of 2003.

                            SUMMARY OPERATING RESULTS

                                As of and for the Quarter Ended March 31
                                              (unaudited)
                         -------------------------------------------------------
                                 $ Millions                     Homes
                         --------------------------   --------------------------
                          2003     2002    % Change    2003     2002    % Change
                         ------   ------   --------   ------   ------   --------
Homes ordered            $412.8   $293.1        41%    1,582    1,160        36%
Homes closed             $283.3   $169.7        67%    1,136      758        50%
Order backlog            $667.2   $498.3        34%    2,516    2,004        26%

     John Landon, Meritage Co-Chairman and Chief Executive Officer said, "We completed the quarter with the Company's all-time highest backlog and first quarter records for homes closed and sales contracts written. This year also marks the first time in our history we closed over 1,000 homes in the first quarter of the year. We believe these results provide a solid foundation for us to reach our goal of $1.3 to $1.4 billion in home sales revenue in the year 2003."

     "The dollar value of orders increased 41% in the quarter overall, and even excluding the recent Hammonds and Perma-Bilt acquisitions, orders in 2003 rose 9% in dollars on a steady number of home orders. We are very pleased with this performance, particularly in light of the current economic uncertainty and the conflict in Iraq", continued Landon.

                                    - more -

MERITAGE REPORTS RECORD 1ST QUARTER / 2

     Meritage received 1,582 new home orders in the three months ended March 31, 2003, a 36% increase from the 1,160 orders received in the same period a year ago. The dollar value of new homes ordered for the three months ended March 31, 2003 was $412.8 million, an increase of 41% compared to $293.1 million in the same quarter of last year.

     Meritage closed 1,136 homes in the first quarter of 2003, an increase of 50% over the 758 closings recorded in the same quarter in 2002. First quarter 2003 home sales revenue was $283.3 million, 67% greater than the $169.7 million recorded in the year-ago quarter.

     Backlog of 2,516 homes at March 31, 2003 was up 26% from the 2,004 homes reported at March 31 of last year. The dollar value of backlog rose 34% to $667.2 million from $498.3 million a year ago.

     The number of communities open for sales at March 31, 2003 was 125, down three from December 31, 2002, but up from 77 at March 31, 2002. The increase above March 31, 2002 primarily reflects the addition of the Hammonds and Perma-Bilt communities, which were actively selling in 38 and five communities, respectively, at quarter-end.

     Steve Hilton, Co-Chairman and Chief Executive Officer said, "Order growth for the quarter was led by the Houston Division, where the number of new orders increased 76% over the same period in 2002, before including results from our Hammonds operation. Home orders in Dallas/Ft. Worth and Austin were up significantly as a result of the Hammonds acquisition. Even excluding the contribution from Hammonds, orders in Dallas/Ft. Worth increased 4% while the number of homes ordered in Austin decreased 7%, resulting in a 14% net increase in organic Texas orders for the first quarter of 2003. Orders in Arizona have nearly returned to year-earlier levels as new communities in our Hancock Division have opened, replacing those that sold out earlier than anticipated in the third and fourth quarters of last year. These orders have increased the number of homes in backlog at quarter-end in Arizona by 42% over December 31, 2002. We anticipate that as we move through 2003, our Arizona results will continue to improve in comparison to the same periods in 2002. The number of homes ordered in Northern California during the first quarter was down 22% from the same quarter last year, reflecting a 31% decrease in the number of selling communities from thirteen in last year's first quarter to nine in the current quarter. We anticipate opening a net of eight new communities for sales in Northern California over the next three quarters and we believe that our sales rates there should increase correspondingly."

     "Expansion in new markets remains an important part of our growth strategy and we are pleased to report that we began sales activity in San Antonio during March 2003 and expect the formal opening of our first community there later this spring. We are happy with the initial sales activity in that community and anticipate opening two additional communities there later in the year," said John Landon.

     "We continue to see a high level of prospective home buyers visiting our model homes in all of our markets. We are working through the temporary community timing issues that impeded our sales momentum to some extent in

                                    - more -

MERITAGE REPORTS RECORD 1ST QUARTER / 3

Phoenix and Northern California, and anticipate 2003 will be another great year for Meritage," said Hilton.

ABOUT MERITAGE CORPORATION

     Meritage Corporation designs, builds and sells distinctive single-family homes ranging from entry-level to semi-custom luxury and has built approximately 22,000 homes in its 18 year history. The Company was recently included in THE BLOOMBERG 100 "HOT STOCK", compiled by BLOOMBERG PERSONAL FINANCE MAGAZINE in their February 2003 issue. In addition, the Company has been ranked by FORBES magazine as #4 of its "200 Best Small Companies in America", and has appeared twice on FORTUNE'S list of the "Fastest Growing Companies in America." Meritage operates in the Phoenix and Tucson, Arizona markets under the Monterey Homes, Hancock Communities and Meritage Homes brand names, in the Dallas/Ft. Worth, Austin, Houston and San Antonio, Texas markets as Legacy Homes, Hammonds Homes and Monterey Homes, and in the East San Francisco Bay and Sacramento, California markets as Meritage Homes. In addition, effective with our October 2002 acquisition of Perma-Bilt Homes, Meritage is now active in the Las Vegas, Nevada market. The Meritage web site is located at: www.meritagehomes.com.

                      MERITAGE CORPORATION AND SUBSIDIARIES
                                 OPERATING DATA
                                ($ IN THOUSANDS)

                                             AS OF AND FOR THE
                                          QUARTER ENDED MARCH 31
                                 -----------------------------------------
                                        2003                  2002
                                 -------------------   -------------------
                                  HOMES        $        HOMES        $
                                 --------   --------   --------   --------
HOMES ORDERED:
     Texas *                          791    161,054        472     85,984
     Arizona                          447    123,651        456    116,603
     California                       180     89,774        232     90,495
     Nevada **                        164     38,302        n/a        n/a
                                 --------   --------   --------   --------
     Total                          1,582    412,781      1,160    293,082
                                 ========   ========   ========   ========

HOMES CLOSED:
     Texas *                          606    121,422        363     62,042
     Arizona                          250     67,124        285     64,726
     California                       158     67,303        110     42,963
     Nevada **                        122     27,480        n/a        n/a
                                 --------   --------   --------   --------
     Total                          1,136    283,329        758    169,731
                                 ========   ========   ========   ========

                                    - more -

MERITAGE REPORTS RECORD 1ST QUARTER / 4

                                             AS OF AND FOR THE
                                          QUARTER ENDED MARCH 31
                                 -----------------------------------------
                                        2003                  2002
                                 -------------------   -------------------
                                  HOMES        $        HOMES        $
                                 --------   --------   --------   --------
     ORDER BACKLOG:
          Texas                     1,270    258,531        802    139,593
          Arizona                     663    200,683        947    257,863
          California                  355    159,399        255    100,846
          Nevada **                   228     48,605        n/a        n/a
                                 --------   --------   --------   --------
          Total                     2,516    667,218      2,004    498,302
                                 ========   ========   ========   ========

* 2003 amounts include 251 ($54,748) homes ordered, 220 ($46,849) homes closed and 417 ($90,019) homes in backlog from Hammonds Homes.
**   Amounts are for Perma-Bilt Homes, acquired effective October 1, 2002.

                                   ----------

     THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH STATEMENTS INCLUDE STATEMENTS CONCERNING OUR EXPECTATION OF POSITIVE OPERATING RESULTS IN 2003 AND BEYOND, OUR ANTICIPATED SALES AND OPERATING RESULTS IN ARIZONA AND CALIFORNIA, THE NUMBER OF COMMUNITIES WE PLAN TO OPEN IN NORTHERN CALIFORNIA AND SAN ANTONIO, AND OUR ABILITY TO REACH OUR SALES REVENUE GOAL IN 2003. SUCH STATEMENTS ARE BASED UPON THE CURRENT BELIEFS AND EXPECTATIONS OF OUR MANAGEMENT AND ARE SUBJECT TO SIGNIFICANT RISKS AND UNCERTAINTIES. ACTUAL RESULTS MAY DIFFER FROM THOSE SET FORTH IN THE FORWARD-LOOKING STATEMENTS.

     MERITAGE'S  BUSINESS  IS  SUBJECT  TO A NUMBER OF RISKS  AND  UNCERTAINTIES
INCLUDING: THE STRENGTH AND COMPETITIVE PRICING OF THE SINGLE-FAMILY HOUSING MARKET; DEMAND FOR AN ACCEPTANCE OF OUR HOMES; CHANGES IN THE AVAILABILITY AND PRICING OF REAL ESTATE IN THE MARKETS IN WHICH WE OPERATE; OUR ABILITY TO CONTINUE TO ACQUIRE ADDITIONAL LAND OR OPTIONS TO ACQUIRE ADDITIONAL LAND ON ACCEPTABLE TERMS; GENERAL ECONOMIC SLOW DOWNS; CONSUMER CONFIDENCE, WHICH CAN BE IMPACTED BY ECONOMIC AND OTHER FACTORS SUCH AS TERRORISM, WAR, OR THREATS THEREOF AND CHANGES IN STOCK MARKETS; THE IMPACT OF CONSTRUCTION DEFECT AND HOME WARRANTY CLAIMS; THE COST AND AVAILABILITY OF INSURANCE, INCLUDING THE AVAILABILITY OF INSURANCE FOR THE PRESENCE OF MOLD; INTEREST RATES AND CHANGES IN THE AVAILABILITY AND PRICING OF RESIDENTIAL MORTGAGES; OUR LACK OF GEOGRAPHIC DIVERSIFICATION; OUR LEVEL OF INDEBTEDNESS AND OUR ABILITY TO RAISE ADDITIONAL CAPITAL WHEN AND IF NEEDED; OUR ABILITY TO TAKE CERTAIN ACTIONS BECAUSE OF RESTRICTIONS CONTAINED IN THE INDENTURE FOR OUR SENIOR NOTES AND THE AGREEMENT FOR OUR SENIOR UNSECURED CREDIT FACILITY; LEGISLATIVE OR OTHER INITIATIVES THAT SEEK TO RESTRAIN GROWTH IN NEW HOUSING CONSTRUCTION OR SIMILAR MEASURES; THE SUCCESS OF OUR PROGRAM TO INTEGRATE EXISTING OPERATIONS WITH OUR PLANNED NEW OPERATIONS OR THOSE OF PAST OR FUTURE ACQUISITIONS; OUR SUCCESS IN LOCATING AND NEGOTIATING FAVORABLY WITH POSSIBLE ACQUISITION CANDIDATES; OUR ABILITY TO EXPAND PRE-TAX MARGINS; OUR DEPENDENCE ON KEY PERSONNEL AND THE AVAILABILITY OF SATISFACTORY SUBCONTRACTORS; THE IMPACT OF INFLATION; OUR POTENTIAL EXPOSURE TO NATURAL DISASTERS; NEW ACCOUNTING POLICIES OR PRINCIPLES OR GOVERNMENTAL OR STOCK EXCHANGE REGULATIONS THAT COULD AFFECT OUR CORPORATE GOVERNANCE OR ACCOUNTING METHODS; AND OTHER FACTORS IDENTIFIED IN DOCUMENTS FILED BY US WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THOSE SET FORTH IN OUR FORM 10-K REPORT FOR THE YEAR ENDED DECEMBER 31, 2002 UNDER THE CAPTIONS "MARKET FOR THE REGISTRANT'S COMMON STOCK AND RELATED STOCKHOLDER MATTERS - FACTORS THAT MAY AFFECT FUTURE STOCK PERFORMANCE" AND "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - FACTORS THAT MAY AFFECT OUR FUTURE RESULTS AND FINANCIAL CONDITION". AS A RESULT OF THESE AND OTHER FACTORS, THE COMPANY'S STOCK AND NOTE PRICES MAY FLUCTUATE DRAMATICALLY.

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